Orion Marine Group, Inc. Reports First Quarter 2014 Results

Houston, Texas, May 1, 2014 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported a net loss for the three months ended March 31, 2014, of $0.2 million ($0.01 diluted loss per share). These results compare to a net loss of $1.1 million ($0.04 diluted loss per share) for the same period a year ago.

"As expected, we experienced a pullback in revenue in the first quarter as a result of accelerated production in the fourth quarter of last year,” said Mike Pearson, Chief Executive Officer. "However, improvements in production on certain projects in their final stages of completion resulted in some year over year improvement in gross margin in the first quarter. Overall, we are pleased with our start to 2014 and excited about the large projects we will be starting in the coming months and the bid market we see ahead of us."

Financial highlights of the Company's first quarter 2014 include:

First Quarter 2014

•	First quarter 2014 contract revenue was $81.3 million, an increase of 8.3%, as compared with first quarter 2013 revenue of $75.1 million.

•	The Company self-performed approximately 85% of its work as measured by cost during the first quarter 2014, which compares to 83% in the prior year period.

•
Gross profit for the quarter was $7.6 million, which represents an increase of $1.8 million as compared with the first quarter of 2013. Gross profit margin for the quarter was 9.4%, which was higher than the prior year period of 7.8%. During the first quarter of 2014, gross profit margin increased as a result of improvements in production on certain projects in their final stages of completion.

•	Selling, General, and Administrative expenses for the first quarter 2014 were $8.0 million as compared to $7.7 million in the prior year period.

•	The Company's first quarter 2014 EBITDA was $5.4 million, representing a 6.6% EBITDA margin, which compares to first quarter 2013 EBITDA of $3.8 million, or a 5.1% EBITDA margin.

Backlog of work under contract as of March 31, 2014 was a record $255.3 million, which compares with backlog under contract at March 31, 2013 of $150.4 million. Additionally, the Company is currently the apparent low bidder on approximately $88 million of work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“Despite continuing to face some underutilization of our dredging assets in the first half of the year, we remain optimistic in our outlook for the remainder of 2014 and beyond,” said Mark Stauffer, President. “Demand from the private sector continues to be a strong driver of both equipment utilization and bid opportunities. We expect to further capitalize on the expanding private sector demand in the upper Houston Ship Channel in the second half of the year by providing our customers with dredge material placement services in our recently purchased placement area. We are currently in the process of site preparation and expect to begin receiving dredge material in the third quarter of this year. Additionally, local port authorities continue to expand and refurbish their waterside infrastructure in anticipation of larger ships transiting the expanded Panama Canal, currently scheduled to complete in 2015. Despite these strong catalysts, we continue to see an inconsistent pace of Army Corps lettings, which affects our dredge asset utilization. We are hopeful that as we move into the second half of 2014, we will see a material increase in bid lettings from the Army Corps of Engineers.

We are also pleased with both the amount of work we won and bid on during the first quarter of 2014. During the first quarter we bid on approximately $273 million worth of opportunities and were successful on approximately $89 million. This represents a 33% win rate and a book-to-bill ratio of 1.10 times for the quarter.

Currently, we have over $328 million worth of bids outstanding, including approximately $88 million on which we are apparent low bidder. The current level of bid activity, coupled with encouraging long term end market drivers gives us optimism for the future. We continue to observe pockets of pricing improvement, but as we have mentioned in the past, this trend has not yet become widespread."

"Our record level of backlog and positive drivers in several of our end markets are encouraging signs for the remainder of 2014," said Chris DeAlmeida, Vice President and Chief Financial Officer. "We still face some near term challenges that will pressure gross margin in the second quarter as we face gaps in between projects, which will result in underutilization of some of our assets. Given this, we expect to see a sequential decline in gross margins from the first quarter 2014 to the second quarter 2014. However, we remain confident we can achieve full year profitability. Opportunities beyond 2014 could also show further improvement once the WRDA/WRRDA bills currently in conference become law. These bills not only authorize several large scale water infrastructure projects, but would also provide some level of remedy to the funding gap that exists between the Harbor Maintenance Trust Fund receipts, which provides funding for the dredging of waterways. Funding from the RESTORE Act related to the 2010 oil spill in the Gulf of Mexico could also lead to increases in bid opportunities beyond 2014."

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2014 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 1, 2014. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group first Quarter 2014 Earnings Conference Call at 877-299-4454; participant code 60780796.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2014, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended March 31,
	2014	2013
Contract revenues	$81,258	$75,059
Costs of contract revenues	73,611	69,232
Gross profit	7,647	5,827
Selling, general and administrative expenses	7,964	7,691
Loss from operations	(317)	(1,864)
Other income (expense)
Gain from sale of assets, net	93	3
Other income	—	298
Interest income	10	10
Interest expense	(130)	(184)
Other (income) expense, net	(27)	127
Loss before income taxes	(344)	(1,737)
Income tax benefit	(134)	(640)
Net loss	(210)	(1,097)
Net loss attributable to noncontrolling interest	—	(7)
Net loss attributable to Orion common stockholders	$(210)	$(1,090)

Basic loss per share	$(0.01)	$(0.04)
Diluted loss per share	$(0.01)	$(0.04)
Shares used to compute loss per share
Basic	27,397,877	27,229,792
Diluted	27,397,877	27,229,792

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net loss........................................................	$(210)	$(1,090)
Income tax benefit......................................	(134)	(640)
Interest expense, net.....................................	120	174
Depreciation and amortization....................	5,619	5,377
EBITDA .....................................................	$5,395	$3,821
Operating loss margin .................................	(0.3)%	(2.1)%
Impact of depreciation and amortization....	6.9%	7.2%
EBITDA margin..........................................	6.6%	5.1%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$45,612	$40,859
Accounts receivable:
Trade, net of allowance of $0	28,439	39,110
Retainage	12,494	10,427
Other	1,799	2,040
Income taxes receivable	333	333
Inventory	3,406	3,520
Deferred tax asset	726	726
Costs and estimated earnings in excess of billings on uncompleted contracts	16,556	24,856
Asset held for sale	417	417
Prepaid expenses and other	2,856	2,990
Total current assets	112,638	125,278
Property and equipment, net	160,455	141,923
Inventory, non-current	5,705	4,772
Goodwill	33,798	33,798
Intangible assets, net of amortization	87	197
Other assets	238	240
Total assets	$312,921	$306,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$30,675	8,564
Accounts payable:
Trade	11,042	23,105
Retainage	1,863	1,667
Accrued liabilities	12,458	11,415
Taxes payable	473	459
Billings in excess of costs and estimated earnings on uncompleted contracts	9,834	14,595
Total current liabilities	66,345	59,805
Other long-term liabilities	514	526
Deferred income taxes	17,844	17,978
Deferred revenue	73	87
Total liabilities	84,776	78,396
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,731,790 and 27,710,775 issued; 27,414,059 and 27,393,045 outstanding at March 31, 2014 and December 31, 2013, respectively	278	278
Treasury stock, 317,731 shares, at cost	(3,003)	(3,003)
Additional paid-in capital	164,513	163,970
Retained earnings	66,357	66,567
Equity attributable to common stockholders	228,145	227,812
Noncontrolling interest	—	—
Total stockholders’ equity	228,145	227,812
Total liabilities and stockholders’ equity	$312,921	$306,208

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(210)	$(1,097)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,619	5,377
Deferred financing cost amortization	—	22
Bad debt recoveries	(7)	(5)
Deferred income taxes	(34)	(667)
Stock-based compensation	407	582
Gain on sale of property and equipment	(93)	(3)
Change in operating assets and liabilities:
Accounts receivable	8,851	15,367
Income tax receivable	—	430
Inventory	(819)	(724)
Prepaid expenses and other	218	464
Costs and estimated earnings in excess of billings on uncompleted contracts	8,300	(1,118)
Accounts payable	(11,867)	(9,478)
Accrued liabilities	1,032	(1,816)
Income tax payable	(86)	27
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,761)	815
Deferred revenue	(14)	(14)
Net cash provided by operating activities	6,536	8,162
Cash flows from investing activities:
Proceeds from sale of property and equipment	174	13
Purchase of property and equipment	(2,005)	(2,691)
Purchase of land in Houston	(22,199)	—
Net cash used in investing activities	(24,030)	(2,678)
Cash flows from financing activities:
Borrowings from Credit Facility	22,500	—
Payments made on borrowings from Credit Facility	(389)	(2,889)
Exercise of stock options	136	206
Net cash (used in) provided by financing activities	22,247	(2,683)
Net change in cash and cash equivalents	4,753	2,801
Cash and cash equivalents at beginning of period	40,859	43,084
Cash and cash equivalents at end of period	$45,612	$45,885
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$165	$209
Taxes (net of refunds)	$(14)	$(430)

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations, 713-852-6582